Hammer Wireless expands its International Growth Strategy and Secures its first Nationwide African Broadband License

PISCATAWAY, N.J., Jan. 23 2019 – Hammer Fiber Optics Holdings Corp (OTCQB: HMMR) announced today that it has formed its first African subsidiary, Hammer Wireless [SL] Ltd. to deliver its proprietary wireless broadband services to the African continent. Hammer Wireless was recently awarded a nationwide 28GHz license by the telecommunications regulator NATCOM. Hammer Wireless will deploy Sierra Leone’s first true high speed fixed wireless network. The first phase of the project will be co-financed by Hammer and Telecom Financial Services [SA] in Switzerland in exchange for equity in the subsidiary.

Construction of the new network is set to begin in March 2019 and will initially target Freetown, the nation’s most populous city, which has in excess of one million possible subscribers. As part of its Everything Wireless strategy, Hammer will expand the network in several phases, providing access to fixed wireless internet, video and voice applications all on one integrated high-speed network.

“The government of Sierra Leone’s ICT mandate is to significantly improve education and economic development through broadband penetration, which was measured at 3% nationwide by the ITU in 2018,” said Michael Cothill, Hammer’s Executive Chairman. “In deploying our AIR technology the government can meet its objectives.”  Mr. Cothill has extensive experience in broadband deployment across the continent of Africa.

“The deployment in Sierra Leone marks our entry into our second, and largest, major geographical market,” said Kristen Vasicek, Hammer’s COO. “Our flexible model, which can include direct operator agreements as well as partnerships through our MNSP program, can be replicated throughout Africa, the Eastern Caribbean, in the United States and other parts of the world.”

“The breadth and scope of our team, which includes a combination of local expertise and global reach, is displayed prominently with this announcement,” said Erik Levitt, Hammer’s CEO, who also has experience deploying networks in Africa. “We want to improve the everyday lives of people worldwide. The global citizen deserves high speed access to the world’s greatest information resource.”

About Hammer

Hammer Fiber Optics Holdings Corp. (OTCQB:HMMR) is a telecommunications company investing in the future of wireless technology. Hammer’s “Everything Wireless” go to market strategy includes the development of high-speed fixed wireless service for residential and small businesses using its wireless fiber platform, Hammer Wireless® AIR, Over-the-Top services such as voice, SMS and video collaboration services, the construction of smart city networks and hosting services including cloud and colocation. For more information contact Frank Pena at fpena@hammerfiber.com.